UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2018, the Human Resources and Nominating Committee of the Board of Directors of MoneyGram International, Inc. (the “Company”) approved the Company’s entry into a tax equalization agreement (the “Agreement”) with Grant Lines, the Company’s Chief Revenue Officer, in connection with Mr. Lines’s permanent relocation from Dubai, United Arab Emirates to Dallas, Texas, effective May 1, 2018. The Agreement was approved in connection with Mr. Lines’s relocation to the United States to help defray the costs of the United States income taxes expected to be incurred in connection with his and his family’s relocation. The Agreement provides for a tax equalization payment of $513,000 in respect of United States income tax liability relating to Company income earned while located in Dubai that Mr. Lines is expected to incur in connection with his relocation (the “Tax Equalization Payment”). The Tax Equalization Payment will be paid in two quarterly installments. If Mr. Lines voluntarily terminates his employment or is terminated by the Company for cause during the two-year period beginning on May 1, 2018, he will be obligated to repay any portion of the Tax Equalization Payment he previously received.

The foregoing description of the Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	General Counsel and Corporate Secretary

Date: April 26, 2018